Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of ArthroCare Corporation on Form S-8 (Nos. 333-06297, 333-43296, 333-56284, 333-59379, 333-62130, 333-105140, 333-106419 and 333-120932) of our report dated April 23, 2004 relating to the financial statements of Opus Medical, Inc., (which report expresses an unqualified opinion and includes an explanatory paragraph referring to Opus Medical, Inc. commencing its planned principal operations) which appears in this Current Report on Form 8-K/A of ArthroCare Corporation dated November 12, 2004.

/s/ Deloitte & Touche LLP

Costa Mesa, California

July 28, 2005